Exhibit 1.1

AMERICAN TOWER CORPORATION

Common Stock, par value $0.01 per share

SALES AGREEMENT

August 5, 2020

Goldman Sachs & Co. LLC

BofA Securities, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Sales Agreement

August 5, 2020

Goldman Sachs & Co. LLC 200 West Street New York, New York 10282	BofA Securities, Inc. One Bryant Park New York, New York 10036

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013

J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179	Mizuho Securities USA LLC 1271 Avenue of the Americas New York, New York 10020

Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036	MUFG Securities Americas Inc. 1221 Avenue of the Americas New York, New York 10020

RBC Capital Markets, LLC 200 Vesey Street, 8th Floor New York, New York 10281	Santander Investment Securities Inc. 45 East 53rd Street New York, New York 10022

Scotia Capital (USA) Inc. 250 Vesey Street New York, New York 10281	SG Americas Securities, LLC 245 Park Avenue New York, New York, 10167

SMBC Nikko Securities America, Inc. 277 Park Avenue, 5th Floor New York, New York 10172	TD Securities (USA) LLC 31 West 52nd Street, 19th Floor New York, New York 10019

As Agents

Dear Ladies and Gentlemen:

1.    Introductory. American Tower Corporation, a Delaware corporation (the “Company”), subject to the terms and conditions set forth herein, agrees with Goldman Sachs & Co. LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC (each, an “Agent” and collectively, the “Agents”) that it may issue and sell through the Agents, acting as sales agent and/or principal, shares (the “Placement

Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued out of shares of Common Stock held in treasury, having a maximum aggregate gross sales price of up to $1,000,000,000 (the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 relating to the issuance and sale of Placement Shares not in excess of the Maximum Amount pursuant to this agreement (the “Agreement”) shall be the sole responsibility of the Company, and the Agents shall have no obligation in connection with such compliance, provided that the Agents strictly follows the trading instructions provided by the Company pursuant to each Placement Notice (as defined below). The issuance and sale of Placement Shares through the Agents shall be effected pursuant to the Registration Statement (as defined below). The Company hereby appoints the Agents as exclusive agents of the Company for the purpose of making offers and sales of the Placement Shares.

The Company agrees that whenever it determines to sell Placement Shares directly to an Agent as principal it will enter into a separate written Terms Agreement (each, a “Terms Agreement”), in substantially the form of Annex I hereto, relating to such sale in accordance with Section 6(e) hereof. References herein to “this Agreement” or to matters contained “herein” or “hereunder,” or words of similar import, mean this Agreement and any applicable Terms Agreement.

2.    Placements. Each time that the Company wishes to issue and sell Placement Shares hereunder (each, a “Placement”), it will notify one or more Agents, selected by the Company in its sole discretion, by email notice (or other method mutually agreed to in writing by the parties) (a “Placement Notice”) containing the parameters in accordance with which it desires the Placement Shares to be sold, which shall at a minimum include the number of Placement Shares to be issued, the time period during which sales are requested to be made, any limitation on the number of Placement Shares that may be sold in any one Trading Day (as defined in Section 3), and any minimum price below which sales shall not be made. A form of Placement Notice, which contains such minimum required sales parameters, is attached hereto as Exhibit A. A Placement Notice shall originate from any of the individuals from the Company set forth on Schedule B, as amended in writing by the Company from time to time. Each Placement Notice shall be effective upon receipt by the applicable Agent unless and until (i) in accordance with the notice requirements set forth in Section 4, such Agent declines to accept the terms contained therein for any reason in its sole discretion (which notice shall be effective upon transmission), (ii) the entire amount of the Placement Shares to be sold pursuant to such Placement Notice have been sold, (iii) in accordance with the notice requirements set forth in Section 4, the Company or such Agent suspends or terminates such Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters superseding those set forth in such Placement Notice, or (v) this Agreement has been terminated under the provisions of Section 12. The amount of any discount, commission or other compensation to be paid by the Company to each of the Agents, acting as sales agents in connection with the sale of the Placement Shares, shall be calculated in accordance with the terms set forth in Schedule A. It is expressly acknowledged and agreed that neither the Company nor the Agents will have any obligation whatsoever with respect to a Placement Notice or any Placement Shares unless and until the Company delivers a Placement Notice to the applicable Agent and such Agent does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. Notwithstanding anything to the contrary contained herein, the Company shall not request the sale of any Placement Shares that would be sold, and no Agent shall be obligated to sell, at any such time after the 15th day of the last month of a fiscal quarter (or if not a business day, the first business day following the 15th day) and ending on the time that is one full trading day after the time that the Company releases its quarterly or annual results or at such time when the Company is in possession of material nonpublic information.

3.    Sale of Placement Shares by the Agent. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon an Agent’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, such Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts to sell, as sales agent, such Placement Shares up to the amount specified in such Placement Notice, and otherwise in accordance with the terms of such Placement Notice. The Placement Shares are to be sold on a daily basis on any Trading Day, or otherwise as shall be agreed to by the Company and such Agent. Subject to the terms and conditions hereof, such Agent shall use its commercially reasonable efforts to sell on a particular day all of the Placement Shares designated for the sale by the Company on such day. The Agent acting under a Placement Notice will provide written confirmation to the Company (which may be sent by email correspondence), no later than the opening of the Trading Day immediately following the Trading Day on which sales of Placement Shares have been made hereunder, setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to the Agent pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company. The Agents will make sales of the Placement Shares on behalf of the Company (i) by means of ordinary brokers’ transactions between members of the New York Stock Exchange (the “NYSE”) that qualify for delivery of a Prospectus in accordance with Rule 153 under the Securities Act and meet the definition of an “at the market offering” under Rule 415(a)(4) under the Securities Act, (ii) to or through a market maker, (iii) directly on or through any national securities exchange or facility thereof, a trading facility of a national securities association, an alternative trading system, or any other market venue, (iv) in the over-the-counter market, (v) in privately negotiated transactions, (vi) through a combination of any such methods, or (vii) such other sales of the Placement Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and an Agent in writing. Each Agent hereby covenants and agrees to make all sales of Placement Shares in transactions by which the Placement Shares are issued substantially concurrently with the payment therefor. For the avoidance of doubt, only the Agents to whom the Company has instructed to make sales will be permitted to sell Placement Shares under this Agreement during the period identified in the applicable Placement Notice. The Company may sell through only one Agent on any given Trading Day. For the purposes of this Agreement, “Trading Day” means any day on which shares of the Common Stock may be purchased and sold on the NYSE.

4.    Suspension or Termination of Sales; Suspension Period. Upon notice to the other party in writing (including by email correspondence) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence), (i) the Company or any Agent may suspend or terminate any sale of Placement Shares, and (ii) the Company may, at any time until 5:00 p.m., New York City time, on the second business day preceding any Representation Date (as defined in Section 7(m)), notify the Agents that it does not (until further notice) intend to sell the Placement Shares under this Agreement for the period commencing on such Representation Date and continuing until the second Trading Day after the earlier of (A) the date the Company instructs an Agent to sell the Placement Shares under this Agreement and (B) the date the Company notifies the Agents that it is revoking its prior notice to the Agents that it does not intend to sell the Placement Shares under this Agreement; provided, however, that such suspension or termination shall not affect or impair the other party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. During any such suspension period as described in (i) or (ii) hereof (each, a “Suspension Period”), the Company shall not be obligated to prepare or deliver (or cause to be prepared or delivered, or filed with the Commission) any of the documents or notices referred to in Sections 7(b), (c), (e), (i), (m), (n), (o) and (p), be deemed to affirm any of the representations or warranties contained in this Agreement pursuant to Sections 5 and 7 hereof, or be obligated to conduct any due diligence session as referred to in Section 7(j). Upon termination of a Suspension Period, no Agent shall have any obligation to sell the Placement Shares hereunder pursuant to the Placement Notice until such time as the Company affirms the accuracy of the representations and warranties contained in this Agreement pursuant to Sections 5 and 7 hereof, performs its obligations hereunder, and satisfies the additional conditions contained herein, including delivery of all such deliverables required pursuant to Sections 7(b), (c), (e), (i), (m), (n), (o) and (p), and subject to completion by the Agents of customary due diligence session as referred to in Section 7(j).

5.    Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, each of the Agents, as of the Execution Time and on each such time the following representations and warranties are repeated or deemed to be made pursuant to this Agreement, that:

(a)    Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-231931), including a base prospectus, relating to certain securities, including the Common Stock, to be offered from time to time by the Company (as amended or supplemented from time to time, the “Base Prospectus”), which has become effective. The Company has prepared a prospectus supplement to the Base Prospectus specifically relating to the Placement Shares (as amended or supplemented from time to time, the “Prospectus Supplement”). Promptly after Execution Time, the Company will file the Prospectus Supplement in accordance with the provisions of Rule 424(b) under the Securities Act (“Rule 424(b)”). The Company will furnish to the Agents, for use by the Agents, copies (which may be in electronic form) of the Base Prospectus, as supplemented by the Prospectus Supplement. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of this Agreement. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Applicable Time” means, with respect to any Placement Shares, the time of sale of such Placement Shares pursuant to this Agreement.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Placement Shares in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Prospectus” means the Base Prospectus, as supplemented by the Prospectus Supplement, including the documents incorporated by reference therein, in the form in which such Base Prospectus and such Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b).

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

(b)    Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) as of the Execution Time and (D) on each Settlement Date (as defined in Section 6(b)), the Registration Statement conformed and will conform in all respects to the requirements of the Securities Act and the Rules and Regulations thereunder and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at each Applicable Time and (C) on each Settlement Date, the Prospectus will conform in all respects to the requirements of the Securities Act and the Rules and Regulations thereunder, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to (x) statements in or omissions from any such document based upon written information furnished to the Company by any Agent specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in Section 10(b) hereof or (y) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of any trustee.

(c)    Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus) and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Placement Shares in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405.

(ii)    Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement.

(iii)     Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Placement Shares remain unsold by the Agents the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Agents, (ii) if required, promptly file a new registration statement or post-effective amendment on the proper form relating to the Placement Shares, in a form satisfactory to the Agents, (iii) use its best efforts to cause any such registration statement or post-effective amendment to be declared effective as soon as practicable and (iv) promptly notify the Agents of any such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Placement Shares to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iv)     Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Placement Shares within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d)    Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Placement Shares and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Securities Act and not being the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Placement Shares, all as described in Rule 405.

(e)    Exchange Act Reports. When filed with the Commission, the Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports on Form 10-Q and Form 8-K (collectively, but not including any Item of Form 8-K furnished to rather than filed with the Commission, the “Exchange Act Reports”) that have been filed by the Company with the Commission, and incorporated by reference in the Prospectus conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations thereunder.

(f)    Shares. The Placement Shares have been duly authorized by the Company and when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Placement Shares will not be subject to any preemptive or similar rights. The Placement Shares will conform in all material respects to the description thereof in the Prospectus.

(g)    Sales Agreement. This Agreement has been duly authorized, executed and delivered by the Company. The Company has not entered into any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of any at the market offering (within the meaning of Rule 415(a)(4) under the Securities Act) of the Placement Shares.

(h)    Absence of Further Requirements. No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Placement Shares by the Company, except such as have been obtained or made, such as will be obtained or effected under the rules of the NYSE and such as may be required by the Blue Sky laws of the several states of the United States.

(i)    Absence of Defaults and Conflicts Resulting from Transaction. Except as disclosed in the Prospectus, the execution, delivery and performance by the Company of this Agreement, including the issuance and sale of the Placement Shares, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, (ii) any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, except for any breaches, violations or defaults that would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”), or (iii) the charter or by-laws of the Company or any such subsidiary, and the Company has full power and authority to authorize, issue and sell the Placement Shares as contemplated by this Agreement.

(j)    Absence of Manipulation. Prior to the date hereof, the Company has not taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Placement Shares.

(k)    Commission. Except as disclosed in the Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Agent for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Placement Shares.

(l)    Federal Reserve Regulations. None of the Company or any of its subsidiaries nor any agent thereof acting on the behalf of them has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Placement Shares to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(m)    Good Standing of the Company. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to so qualify and be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(n)    Subsidiaries. Each subsidiary of the Company has been duly incorporated (or formed, as the case may be) and is an existing corporation (or limited partnership or limited company, as the case may be) in good standing under the laws of its respective jurisdictions of incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus; and each subsidiary of the Company is duly qualified to do business as a foreign corporation (or limited partnership or limited company, as the case may be) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to so qualify and be in good standing would not have a Material Adverse Effect; all of the issued and outstanding capital stock (or partnership or other equity interests) of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and (except for any general partnership interest) nonassessable; and, except for those liens and other security interests established in connection with the Company’s outstanding securitizations, or those liens and other security interests that apply to subsidiaries domiciled outside of the United States that would not, individually or in the aggregate, result in a Material Adverse Effect, the capital stock (or partnership or other equity interests) of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(o)    Common Stock. The Company has an authorized capitalization as set forth in the Prospectus, and all the shares of Common Stock outstanding prior to the issuance of the Placement Shares have been duly authorized and are validly issued, fully paid and non-assessable, and conform to the description of the Common Stock contained in the Prospectus. The Common Stock constitutes an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(p)    Financial Statements. The financial statements included or incorporated by reference in the Prospectus present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; the pro forma financial information, and the related notes thereto, incorporated by reference in the Registration Statement and the Prospectus has been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act and is based upon good faith estimates and assumptions believed by the Company to be reasonable.

(q)    Auditors for the Company. Deloitte & Touche LLP, which has audited certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm as required by the Securities Act and the rules and regulations of the Commission thereunder.

(r)    Accounting. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Prospectus has been prepared in accordance with the Commission’s applicable rules and guidelines; except where the failure to so maintain, in the case of each of clauses (i) through (v) above, would not have a Material Adverse Effect.

(s)    Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering (a) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Company or any securities of the Company.

(t)    No Material Adverse Change in Business. Except as disclosed in the Prospectus, since the date of the latest audited financial statements included in the Prospectus there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole.

(u)    Investment Company Act. The Company is not an open end investment company, unit investment trust or face amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”), nor is it a closed end investment company required to be registered, but not registered, thereunder; and the Company is not and, after giving effect to the offering and sale of the Placement Shares and the application of the proceeds thereof as described in the Prospectus, will not be an “investment company” as defined in the Investment Company Act.

(v)    Accurate Disclosure. The statements made in the Base Prospectus under the headings “Material U.S. Federal Income Tax Considerations Related to Our Qualification and Taxation as a REIT” and “Material U.S. Federal Income Tax Considerations Relevant to Holders of Our Stock”, as supplemented by the statements made in the Prospectus Supplement under the heading “Material U.S. Federal Income Tax Considerations”, taken as a whole, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences for an investment in the Placement Shares.

(w)    Environmental. Except as disclosed in the Prospectus, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), and is not subject to any notice, investigation, claim, action, proceeding, order or decree relating to Environmental Laws, which violation, notice, investigation, claim, action, proceeding, order or decree would individually or in the aggregate have a Material Adverse Effect.

(x)    Property. Except as disclosed in the Prospectus or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the Prospectus, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(y)    Legal Proceedings. Except as disclosed in the Prospectus, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Placement Shares; and no such actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated.

(z)    No Conflict with Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(aa)    No Conflict with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping in all material respects and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(bb)    No Conflict with OFAC Laws. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its subsidiaries is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently the subject of any U.S. sanctions administered by OFAC.

(cc)    XBRL. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(dd)    REIT Status. Commencing January 1, 2012, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s current actual and proposed method of operation as set forth in the Prospectus does and will enable it to meet the current requirements for qualification and taxation as a REIT under the Code. The Company has made a timely election to be subject to tax as a REIT under Sections 856 through 860 of the Code. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and current actual and proposed method of operation set forth in the Prospectus are true, complete and correct in all material respects.

6.    Purchase, Sale and Delivery of Placement Shares.

(a)    Sale of Placement Shares. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, upon any Agent’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, such Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. The Company acknowledges and agrees that (i) there can be no assurance that an Agent will be successful in selling Placement Shares, (ii) an Agent will not incur any liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by such Agent to use its commercially reasonable efforts to sell such Placement Shares as required under this Agreement and (iii) an Agent shall not be under any obligation to purchase Placement Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by such Agent in a Terms Agreement.

(b)    Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the second Trading Day (or such day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the applicable Agent at which such Placement Shares were sold, after deduction of (i) such Agent’s commission, discount or other compensation for such sale payable by the Company pursuant to Section 2 hereof and (ii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

(c)    Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold, which will be in book-entry form, by crediting, or causing to be credited, the applicable Agent’s or its designee’s account at the Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which Placement Shares in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Agent acting under the applicable Placement Notice will deliver the related Net Proceeds in same-day funds to an account previously designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, the Company will, in addition to and in no way limiting the rights and obligations set forth in Section 10 (Indemnification and Contribution), (i) hold such Agent harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to such Agent any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

(d)    Limitations on Offering Size. Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares if, after giving effect to the sale of such Placement Shares, the number of Placement Shares sold pursuant to this Agreement or any Terms Agreement would exceed the lesser of (A) together with all sales of Placement Shares under this Agreement and any Terms Agreement, the Maximum Amount, (B) the dollar amount of securities available for offer and sale under the currently effective Registration Statement and (C) the number of shares of Common Stock authorized by the Company’s board of directors to be issued and sold from time to time under this Agreement (if different than the Maximum Amount, the Company will notify the Agents in writing of the number of shares of Common Stock so authorized). Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares at a price lower than the minimum price authorized from time to time by the Company’s board of directors, duly authorized committee thereof or a duly authorized executive committee, and notified to the Agents in writing.

(e)    No Obligation to Purchase Placement Shares as Principal. The Agents shall not have any obligation to purchase Placement Shares as principal, whether from the Company or otherwise, unless the Company and the Agents agree as set forth in a Terms Agreement. Each sale of the Placement Shares to an Agent as principal shall be made in accordance with the terms of this Agreement and a Terms Agreement, which will provide for the sale of such Placement Shares to, and the purchase thereof by, the applicable Agent. A Terms Agreement may also specify certain provisions relating to the reoffering of such Placement Shares by the applicable Agent. The Agents’ commitment to purchase Placement Shares from the Company as principal shall be deemed to have been made on the basis of the accuracy of the representations and warranties of the Company, and performance by the Company of its covenants and other obligations, herein contained and shall be subject to the applicable terms and conditions herein set forth. With respect to a Terms Agreement, the Agents shall specify the requirements, if any, for the officers’ certificate, opinions and letters of counsel and accountants’ letter pursuant to Section 7(m), 7(n), 7(o) and 7(p), respectively, hereof in respect of such Terms Agreement. In the event of a conflict between the terms of this Agreement and a Terms Agreement, the terms of such Terms Agreement shall control. For the avoidance of doubt, nothing contained in this Section 6(e) shall limit or modify the Agents’ obligations under Section 6(a).

7.    Certain Agreements of the Company. The Company agrees with each of the Agents that:

(a)    Filing of Prospectuses. The Company has filed or will file the Prospectus pursuant to and in accordance with Rule 424(b) not later than the second business day following the Execution Time. The Company has complied and will comply with Rule 433.

(b)    Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Agents of any proposal to amend or supplement the Registration Statement or the Prospectus at any time prior to the end of the period contemplated by Section 7(c) and will offer the Agents and counsel for the Agents a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Agents promptly of (i) the filing of any such amendment or supplement and will not file or use any such document to which the Agents or counsel for the Agents shall reasonably object (except any documents required to be filed by the Company pursuant to the Exchange Act), (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to the Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Placement Shares in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)    Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Placement Shares is (or but for the exemption in Rule 172 would be) required to be delivered under the Securities Act by any Agent, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Securities Act, the Company will promptly notify the Agents of such event and suspend the offering of Placement Shares during such period, and will promptly prepare and file with the Commission and furnish, at its own expense, to the Agents upon request, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance. Neither the Agents’ consent to, nor the Agents’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 9 hereof.

(d)    Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Securities Act and Rule 158.

(e)    Furnishing of Prospectuses. The Company will furnish to the Agents copies of the Registration Statement, including all exhibits, and the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Agents reasonably request. The Company will pay the expenses of printing and distributing to the Agents all such documents.

(f)    Blue Sky Qualifications. The Company will arrange for the qualification of the Placement Shares for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Agents designate and will continue such qualifications in effect so long as required for the distribution of the Placement Shares by the Agents; provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or subject itself to taxation generally in any jurisdiction.

(g)    Reporting Requirements. During the period of five years hereafter, the Company will furnish, upon request, to each of the Agents, (i) as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year, and (ii) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders; provided, however, that so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Agents.

(h)    Payment of Expenses. The Company will pay all expenses incidental to the performance of its obligations under this Agreement including (i) the fees and expenses of its professional advisers; (ii) all expenses in connection with the registration and delivery of the Placement Shares, the preparation and printing of the Prospectus and all amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Placement Shares; (iii) all fees and expenses in connection with the preparation and filing of the registration statement on Form 8-A relating to the Placement Shares, if applicable, and all costs and expenses incident to listing the Placement Shares on the NYSE; (iv) the cost of, if any, printing certificates representing the Placement Shares; (v) the costs and charges of any transfer agent, registrar or depositary; and (vi) the cost of any advertising approved by the Company in connection with the issuance of the Placement Shares. The Company will also pay or reimburse the Agents (to the extent incurred by them) for any expenses (including reasonable fees and disbursements of counsel) incurred in connection with qualification of the Placement Shares for sale under the laws of such jurisdictions in the United States and Canada (on a private placement basis) as the Agents designate and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Placement Shares, costs and expenses related to the review by the Financial Industry Regulatory Authority, Inc. of the Placement Shares (including filing fees and the fees and expenses of counsel for the Agents relating to such review), any travel expenses of the officers and employees of the Company and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Placement Shares and for expenses incurred in distributing the Prospectus (including any amendments and supplements thereto) to the Agents.

(i)    Change of Circumstances. The Company will, at any time during the pendency of a Placement Notice, advise the applicable Agent promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any certificate, letter or other document required to be provided to such Agent pursuant to this Agreement.

(j)    Due Diligence. At each Representation Date, and at such other time as may be reasonably requested by an Agent in connection with an offering of the Placement Shares, the Company will cooperate with any reasonable due diligence review conducted by the Agents or their representatives or agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as the Agents may reasonably request. Notwithstanding the foregoing, the requirement to cooperate with any reasonable due diligence review under this Section 7(j) shall be waived during a Suspension Period pursuant to Section 4 hereof.

(k)    Trading. Nothing in this Agreement shall restrict an Agent from trading, and the Company acknowledges that each Agent may trade in the Company’s Common Stock for such Agent’s own account and for the account of its clients before, at the same time as, or after sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

(l)    Required Filings Relating to Placement of Placement Shares. The Company will disclose in its quarterly reports on Form 10-Q, in its annual report on Form 10-K and/or, in the discretion of the Company, in a current report on Form 8-K the amount of Placement Shares, if any, sold through the Agents, the Net Proceeds to the Company and the compensation paid by the Company to the Agents with respect to such Placement Shares, during the applicable period.

(m)    Representation Dates; Officers’ Certificate. Each time the Company: (i) files a prospectus relating to the Placement Shares or amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Placement Shares) the Registration Statement or the Prospectus relating to the Placement Shares by means of a post-effective amendment or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Shares; (ii) files an annual report on Form 10-K under the Exchange Act (including any Form 10-K/A containing amended financial information or a material amendment to the previously filed Form 10-K); (iii) files a quarterly report on Form 10-Q under the Exchange Act; (iv) files a current report on Form 8-K containing amended financial information (other than information “furnished” pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K under the Exchange Act; or (v) as reasonably requested by the Agents (each date of filing of one or more of the documents referred to in clauses (i) through (iv) and pursuant to clause (v), a “Representation Date”); the Company shall furnish the Agents within five (5) Trading Days following any Representation Date with a certificate of the chairman of the board of directors, the chief executive officer, the president, the chief financial officer, or any vice president of the Company and by its treasurer, any assistant treasurer, the chief accounting officer, any assistant controller, secretary or any assistant secretary in which such officers shall state on behalf of the Company that: the representations and warranties of the Company in this Agreement are true and correct as if made at and as of such date, except that representations and warranties of the Company in the Agreement that refer to specific dates are true and correct at and as of such respective dates; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in or contemplated by the Prospectus or as described in such certificate. In addition, such certificate shall include representations that the only agreements material to the Company and its subsidiaries, taken as a whole, are those specified in an Annex I to such certificate. Notwithstanding the foregoing, the requirement to provide a certificate under this Section 7(m) shall be waived during a Suspension Period pursuant to Section 4 hereof.

(n)    Opinion of Counsel for Company. On the date of this Agreement and within five (5) Trading Days after each Representation Date, unless the Agents agree otherwise, the Company shall cause to be furnished to the Agents (1) opinions and related letter of Cleary Gottlieb Steen & Hamilton LLP, special counsel for the Company, to the effect set forth in Schedule C-1 hereto, (2) opinions of Sullivan & Worcester LLP, special counsel for the Company, to the effect set forth in Schedule C-2 hereto and (3) opinions of the General Counsel of the Company (provided that opinions as to regulatory matters may be delivered by another member of the Company’s legal department), to the effect set forth in Schedule C-3 hereto, in each case dated the date such opinion and/or related letter is required to be delivered and modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented. In lieu of the opinions required to be furnished to the Agents pursuant to this Section 7(n) on subsequent Representation Dates, the Agents may be furnished with a letter (a “Reliance Letter”) to the effect that the Agents may rely on a prior opinion delivered under this Section 7(n) to the same extent as if it were dated the date of such Reliance Letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as then amended or supplemented). Notwithstanding the foregoing, the requirement to provide opinions and related letters under this Section 7(n) shall be waived during a Suspension Period pursuant to Section 4 hereof.

(o)    Opinion of Counsel for Agents. On the date of this Agreement and within five (5) Trading Days after each Representation Date, unless the Agents agree otherwise, the Agents shall have received from Shearman & Sterling LLP, counsel for the Agents, such opinion or opinions, with respect to such matters as the Agents may require, and the Company shall have furnished to such counsel such documents as they may request for the purpose of enabling them to pass upon such matters. In lieu of the opinions required to be furnished to the Agents pursuant to this Section 7(o) on subsequent Representation Dates, the Agents may be furnished with a Reliance Letter to the effect that the Agents may rely on a prior opinion delivered under this Section 7(o) to the same extent as if it were dated the date of such Reliance Letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as then amended or supplemented). Notwithstanding the foregoing, the requirement to provide opinions and related letters under this Section 7(o) shall be waived during a Suspension Period pursuant to Section 4 hereof.

(p)    Comfort Letters. On the date of this Agreement and within five (5) Trading Days after each Representation Date, the Company shall cause Deloitte & Touche LLP to furnish the Agents with a comfort letter in form and substance reasonably satisfactory to the Agents confirming that they are a registered public accounting firm and independent public accountants with respect to the Company within the meaning of the Securities Act and Rules and Regulations thereunder, and otherwise in form reasonably satisfactory to the Agents, concerning the financial information with respect to the Company set forth in the Prospectus. Notwithstanding the foregoing, the requirement to provide comfort letters under this Section 7(p) shall be waived during a Suspension Period pursuant to Section 4 hereof.

(q)    Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Placement Shares.

(r)    REIT Status. Until such time as the board of directors of the Company deems it to be in the best interests of the Company and its stockholders not to remain qualified as a REIT, the Company will use its best efforts to continue to meet the requirements for qualification and taxation as a REIT under the Code.

(s)    NYSE Listing. Subject to satisfaction of the NYSE listing conditions, the Company will use its commercially reasonable efforts to list the Placement Shares on the NYSE, subject to official notice of issuance.

(t)    Conditions. If to the knowledge of the Company, the conditions set forth in Section 9(a) or 9(c) shall not be true and correct on the applicable Settlement Date or Time of Delivery, the Company will offer to any person who has agreed to purchase Placement Shares from the Company as the result of an offer to purchase solicited by an Agent the right to refuse to purchase and pay for such Placement Shares.

(u)    Terms Agreement. Each acceptance by the Company of an offer to purchase the Placement Shares hereunder, and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Agents party to the Terms Agreement that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Placement Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Placement Shares).

8.    No Issuer Free Writing Prospectus. Each of the Company and each of the Agents agree that it has not made and, agrees that, unless it shall have obtained the prior written consent of the other party hereto, will not make any offer relating to the Placement Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433.

9.    Conditions of the Obligations of the Agents. The obligations of the Agents with respect to a Placement Notice will be subject to the accuracy of the representations and warranties of the Company herein as of the date of this Agreement, on each Representation Date, as of each Applicable Time and on each Settlement Date, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the continuing satisfaction (or waiver by the Agents in their sole discretion) of the following additional conditions precedent:

(a)    Filing of Prospectus. The Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 7(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Agent, shall be contemplated by the Commission.

(b)    NYSE Listing. Subject to satisfaction of the NYSE listing conditions, the Company shall have filed any requisite listing application with the NYSE for the listing of the Placement Shares on the NYSE at, or prior to, the issuance of any Placement Notice.

(c)    No Material Adverse Change. Subsequent to the Execution Time, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company or its subsidiaries taken as a whole which, in the judgment of the Agents, is material and adverse and makes it impractical or inadvisable to proceed with the offering, sale or delivery of the Placement Shares; (ii) any downgrading in the rating of any debt securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any material adverse change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Agents, impractical or inadvisable to proceed with the offering, sale or delivery of the Placement Shares or to enforce contracts for the sale of the Placement Shares, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the NYSE, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Agents, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares.

(d)    Officers’ Certificate. The Agents shall have received the certificate required to be delivered pursuant to Section 7(m) on or before the date of such Placement Notice.

(e)    Opinion of Counsel for Company. The Agents shall have received such opinions and related letters required to be delivered pursuant to Section 7(n) on or before the date of such Placement Notice.

(f)    Opinion of Counsel for Agents. The Agents shall have received such opinions and related letters required to be delivered pursuant to Section 7(o) on or before the date of such Placement Notice.

(g)    Deloitte & Touche LLP Comfort Letter. The Agents shall have received the comfort letter required to be delivered pursuant to Section 7(p) on or before the date of such Placement Notice.

The Company will furnish the Agents with such conformed copies of such opinions, certificates, letters and documents as the Agents reasonably request. The Agents may in their sole discretion waive compliance with any conditions to the obligations of the Agents hereunder.

10.    Indemnification and Contribution.

(a)    Indemnification of Agents. The Company will indemnify and hold harmless each Agent, its officers, employees, agents, partners, members, directors and its affiliates, and each person, if any, who controls such Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement as of any time, the Prospectus as of any time, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus as of any time, or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make, in the case of any part of the Registration Statement as of any time, the statements therein not misleading or, in the case of the Prospectus as of any time, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus as of any time, the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Agent specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b)    Indemnification of Company. The Agents will, severally and not jointly, indemnify and hold harmless the Company, each of its officers who signs the Registration Statement, directors, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Agent Indemnified Party”), against any losses, claims, damages or liabilities to which such Agent Indemnified Party may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement as of any time, the Prospectus as of any time, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus as of any time, or (ii) arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein necessary in order to make, in the case of any part of the Registration Statement as of any time, the statements therein not misleading or, in the case of the Prospectus as of any time, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus as of any time, the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Agent specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Agent Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Agent consists of the following information in the Prospectus furnished on behalf of each Agent: the third paragraph under the caption “Underwriting.”

(c)    Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under subsection (a) or (b) above except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure and the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, or failure to act by or on behalf of any indemnified party. No indemnifying party shall be liable under subsections (a), (b) or (c) of this Section for any settlement of any claim or action effected without its consent, which consent will not be unreasonably withheld; provided, however, that such indemnifying party has notified the indemnified party in writing of its refusal to accept such settlement within 30 days of its receipt of a notice from the indemnified party outlining the terms of such settlement.

(d)    Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Agents on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Agents on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Agents on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Agents from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Agents and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Agent shall be required to contribute any amount in excess of the amount by which the aggregate commissions received by it under this Agreement exceeds the amount of any damages which such Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Agents’ obligations in this subsection (d) to contribute are several in proportion to their respective obligations and not joint. The Company and the Agents agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were determined by pro rata allocation (even if the Agents were treated as one entity for such purposes) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 10(d).

(e)    Additional Obligation. The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have; and the obligations of the Agents under this Section shall be in addition to any liability which the respective Agents may otherwise have.

11.    Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Agents set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Agent, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Placement Shares.

12.    Termination.

(a)    Termination by the Company. The Company shall have the right to terminate this Agreement (with respect to one or all of the Agents) by giving notice as specified herein to the Agents.

(b)    Termination by the Agents. Each Agent shall, as to itself, have the right to terminate its own obligations under this Agreement (excluding any Terms Agreement) by giving three (3) days’ notice to the Company.

(c)    Termination of a Terms Agreement. Each Agent may terminate any Terms Agreement as to itself only, by notice to the Company, as hereinafter specified at any time (i) upon the occurrence of the events described in Section 9(c), or (ii) should there have occurred (1) a suspension or material limitation in trading in securities generally on the NYSE; (2) a suspension or material limitation in trading in the Company’s securities on the NYSE; (3) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (4) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or the escalation thereof, or (5) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (4) or (5) in the sole judgment of such Agent, makes it impractical or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares.

(d)    Automatic Termination. Unless earlier terminated pursuant to this Section 12, this Agreement shall automatically terminate upon the issuance and sale of the Maximum Amount of Placement Shares through the Agents pursuant to this Agreement and any Terms Agreement.

(e)    Effectiveness of Termination. Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date specified in such notice by the Agents or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

(f)    Survival. The provisions of Sections 5, 7(h), 10, 11, 13, 16, 17, 18 hereof and this Section 12(f) and the obligation herein to pay any discount, commission or other compensation accrued, but unpaid, shall survive any expiration or termination of this Agreement.

13.    Notices. All communications hereunder will be in writing and, if sent to the Agents, will be mailed, delivered or telegraphed and confirmed to the Agents to Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Facsimile: (212) 902-9316, Attention: Registration Department; BofA Securities, Inc., One Bryant Park, New York, New York 10036, Attention: ATM Execution (email: dg.atm_execution@bofa.com), with a copy to ECM Legal (Fax: (212) 230-8730); Barclays Capital Inc. at 745 Seventh Avenue, New York,

New York 10019, Attention: Syndicate Registration, Facsimile: (646) 834-8133; Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 Attention: General Counsel, facsimile number 1-646-291-1469.; J.P. Morgan Securities LLC, 383 Madison Avenue, 6th Floor, New York, New York 10179, Attention: Stephanie Little; Mizuho Securities USA LLC, 1271 Avenue of the Americas, New York, New York 10020, Facsimile: (212) 205-8400, Attention of Equity Capital Markets Desk, Email: US-ECM@mizuhogroup.com; Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Equity Syndicate Desk, with a copy to the Legal Department, Facsimile: (212) 507-1554; MUFG Securities Americas Inc., 1221 Avenue of the Americas, 6th Floor, New York, New York 10020, Facsimile: (646) 434-3455, Attention: Capital Markets Group; RBC Capital Markets, LLC, 200 Vesey Street, New York, New York 10281, Attention: Equity Syndicate, Facsimile: (212) 428-6260; Santander Investment Securities Inc., 45 East 53rd Street, New York, New York 10022, Email: corporatetrading@santander.us, Attention: Corporate Trading Department; Scotia Capital (USA) Inc., 250 Vesey Street, New York, New York 10281, Facsimile: (212) 225-6653, Email: us.ecm@scotiabank.com, us.legal@scotiabank.com, Attention: Equity Capital Markets; SG Americas Securities, LLC (SOCIETE GENERALE), 245 Park Avenue, New York, New York, 10167, Attention: U.S. Strategic Transactions Group – Tim Oeljeschlaeger, Tel: 212-278-5187; SMBC Nikko Securities America, Inc., 277 Park Avenue, 5th Floor, New York, New York 10172, Email: nyecm@smbcnikko-si.com, Attention: Equity Capital Markets; and TD Securities (USA) LLC, 31 West 52nd Street, 19th Floor, New York, New York 10019, Attention: Equity Capital Markets, Email: USTMG@tdsecurities.com; or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Executive Vice President, Chief Financial Officer and Treasurer and Executive Vice President, Chief Administrative Officer, General Counsel and Secretary; provided, however, that any notice to an Agent pursuant to Section 10 will be mailed, delivered or telegraphed and confirmed to such Agent.

14.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the directors, officers, employees, agents, partners, affiliates and controlling persons referred to in Section 10, and no other person will have any right or obligation hereunder.

15.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16.    Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a)    No Other Relationship. The Agents have been retained solely to act as sales agents in connection with the sale of Placement Shares and that no fiduciary, advisory or agency relationship between the Company and the Agents has been created in respect of any of the transactions contemplated by this Agreement or the Prospectus, irrespective of whether the Agents have advised or are advising the Company on other matters, and none of the activities of the Agents in connection with the transactions contemplated herein constitutes a recommendation, investment advice, or solicitation of any action by the Agents with respect to any entity or natural person;

(b)    Arms’ Length Negotiations. The purchase and sale of the Placement Shares pursuant to this Agreement is an arms-length commercial transaction with the Agents and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)    Absence of Obligation to Disclose. The Company has been advised that the Agents and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Agents have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)    Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Agents for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Agents shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

17.    Waiver of Jury Trial. The Company and each of the Agents hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18.    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19.    Patriot Act Notice. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Agents are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Agents to properly identify their respective clients.

20.    Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any interest and obligation in or under this Agreement, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with the Agents’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Agents in accordance with its terms.

Very truly yours,

AMERICAN TOWER CORPORATION

By:	/s/ Edmund DiSanto
Name:	Edmund DiSanto
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

[Signature Page to Sales Agreement]

The foregoing Sales Agreement is hereby confirmed and accepted by the Agents as of the date first above written.

Goldman Sachs & Co. LLC

By:	/s/ Raffael Fiumara
Name:	Raffael Fiumara
Title:	Vice President

BofA Securities, Inc.

By:	/s/ Alex Wan
Name:	Alex Wan
Title:	Managing Director

Barclays Capital Inc.

By:	/s/ Geoffrey Feldkamp
Name:	Geoffrey Feldkamp
Title:	Managing Director

Citigroup Global Markets Inc.

By:	/s/ Gordon Kroft
Name:	Gordon Kroft
Title:	Managing Director

J.P. Morgan Securities LLC

By:	/s/ Stephanie Little
Name:	Stephanie Little
Title:	Executive Director

Mizuho Securities USA LLC

By:	/s/ JT Deignan
Name:	JT Deignan
Title:	Managing Director

[Signature Page to Sales Agreement]

Morgan Stanley & Co. LLC

By:	/s/ James Watts
Name:	James Watts
Title:	Executive Director

MUFG Securities Americas Inc.

By:	/s/ Jason Demark
Name:	Jason Demark
Title:	Director

RBC Capital Markets, LLC

By:	/s/ Lauren Clark
Name:	Lauren Clark
Title:	VP, CME, GIB

Santander Investment Securities Inc.

By:	/s/ Sonia Olinto
Name:	Sonia Olinto
Title:	Executive Director

By:	/s/ Julia Cunha
Name:	Julia Cunha
Title:	Vice President

Scotia Capital (USA) Inc.

By:	/s/ John Cronin
Name:	John Cronin
Title:	Managing Director

[Signature Page to Sales Agreement]

SG Americas Securities, LLC

By:	/s/ James Masserio
Name:	James Masserio
Title:	Managing Director

SMBC Nikko Securities America, Inc.

By:	/s/ Michelle Petropoulos
Name:	Michelle Petropoulos
Title:	Managing Director

TD Securities (USA) LLC

By:	/s/ Bradford R. Limpert
Name:	Bradford R. Limpert
Title:	Managing Director

[Signature Page to Sales Agreement]

Schedule A

SCHEDULE A

The Agents shall be paid compensation at a mutually agreed rate that will not exceed, but may be lower than, 1.5% of the gross proceeds from the sale of Placement Shares pursuant to the terms of this Agreement.

A-1

Schedule B

SCHEDULE B

Placement Notice Authorized Personnel

Name	Title	Email Address
Thomas A. Bartlett	President and Chief Executive Officer
Rodney M. Smith	Executive Vice President, Chief Financial Officer and Treasurer
Edmund DiSanto	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Robert J. Meyer	Senior Vice President, Chief Accounting Officer

B-1

Schedule C-1

SCHEDULE C-1

[Form of Opinion and Related Letter of Cleary Gottlieb Steen & Hamilton LLP, Special Counsel for the Company, Referred to in Section 7(n)]

C-1-1

Schedule C-2

SCHEDULE C-2

[Form of Opinion of Sullivan & Worcester LLP, Special Counsel for the Company, Referred to in Section 7(n)]

C-2-1

Schedule C-3

SCHEDULE C-3

[Form of Opinion of General Counsel of the Company, Referred to in Section 7(n)]

C-3-1

Exhibit A

Exhibit A

FORM OF PLACEMENT NOTICE

From: American Tower Corporation

To:

Cc:

Subject: Placement Notice

Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Sales Agreement by and among American Tower Corporation (the “Company”) and Goldman Sachs & Co. LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC (each, an “Agent” and collectively, the “Agents”) dated August 5, 2020 (the “Agreement”), I hereby request on behalf of the Company that [    ] sell up to [    ] shares of the Company’s common stock, par value $0.01 per share, at a market price per share of not less than $[    ]. The time period during which sales are requested to be made is [    ]. [    ] shall be paid compensation equal to [    ]% of the gross proceeds from the sale of the Placement Shares pursuant to this Placement Notice.

[ADDITIONAL SALES PARAMETERS MAY BE ADDED, SUCH AS THE MAXIMUM AGGREGATE OFFERING PRICE, SPECIFIC DATES THE SHARES MAY NOT BE SOLD ON AND THE MANNER IN WHICH SALES ARE TO BE MADE BY THE AGENTS.]

Exhibit A-1

Annex I

Annex I

American Tower Corporation

Common Stock

(par value $0.01 per share)

TERMS AGREEMENT

[    ]

Ladies and Gentlemen:

American Tower Corporation, a Delaware corporation (the “Company”), proposes, on the basis of the representations and warranties, and subject to the terms and conditions, stated herein and in the Sales Agreement, dated August 5, 2020 (the “Sales Agreement”), among the Company and Goldman Sachs & Co. LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC (each, an “Agent” and collectively, the “Agents”), to issue and sell to [    ] as principal for resale (the “Underwriter”), and the Underwriter agrees to purchase from the Company the shares of Common Stock specified in the Schedule A (the “[Initial]* Securities”), on the terms specified in Schedule A. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Sales Agreement.

[The Company grants an option to the Underwriter to purchase up to an additional [    ] shares of Common Stock specified in Schedule A (the “Option Securities,” and together with the Initial Securities, the “Securities”) at the price per share set forth in Schedule A, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities. The option hereby granted may be exercised for [30] days after the date hereof and may be exercised in whole or in part at any time from time to time upon notice by the Underwriter to the Company setting forth the number of Option Securities as to which the Underwriter is then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Underwriter, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Settlement Date (as defined below). For purposes of clarity, the parties hereto agree that the officers’ certificate, opinions and letter of counsel and accountants’ letter referred to in Section 7(m), (n), (o) and (p), respectively, of the Sales Agreement are required to be delivered by or on behalf of the Company on the Settlement Date.]*

Payment of the purchase price for, and delivery of certificates for, the [Initial]* Securities shall be made at the offices of [    ], [    ], or at such other place as shall be agreed upon by the Underwriter and the Company, at [    ] A.M./P.M. (Eastern time) on the second (or third, if the

Annex I-1

Annex I

pricing occurs after 4:30 P.M. (Eastern time) on any given day) business day after the date hereof, or such other time not later than ten Business Days after such date as shall be agreed upon by the Underwriters and the Company (such time and date of payment and delivery being herein called “Settlement Date”).

[In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Underwriters and the Company, on each Date of Delivery as specified in the notice from the Underwriters to the Company.]

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery of the Securities to the Underwriters.

Each of the provisions of the Sales Agreement not related solely to the Agent, as agent of the Company, is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if each such provision had been set forth in full herein. Each of the representations and warranties set forth in the Sales Agreement shall be deemed to have been made at and as of the date of this Terms Agreement [and] [,]* the Applicable Time [and any Date of Delivery]]*

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriter and the Company in accordance with its terms.

THIS TERMS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS TERMS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

Very truly yours,

AMERICAN TOWER CORPORATION

By:

Name:
Title:

Accepted as of the date hereof:

[    ]

By:
Name: Title:

*	Include only if the Underwriter has an option to purchase additional shares of Common Stock from the Company.

Annex I-2